Exhibit 10.142

Corcell Business

Statement of Operations

For the Year Ended December 31, 2006

Revenues	$3,066,777
Cost of Services	(1,397,056)

Gross Profit	1,669,721

Administrative and selling expenses	(3,890,244)

Loss from operations	(2,220,523)

Other income	32,834
Interest expense	(258)

Net loss for the year	(2,187,947)